Exhibit 99

Dollar General Reports Record Fourth Quarter and Full Year 2010 Financial Results

  Fourth Quarter Same-Store Sales Increased 3.8%; Full Year Same-Store Sales Increased 4.9%
  Fourth Quarter Adjusted EPS of $0.65; Reported EPS of $0.64
  Full Year Adjusted EPS of $1.88; Reported EPS of $1.82
  Full Year Adjusted Net Income Increased 53%; Reported Net Income Increased 85%
  Full Year Adjusted Operating Profit Increased 27%; Reported Operating Profit Increased 34%
  Strong 2011 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 22, 2011--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2010 fourth quarter (13 weeks) and full year (52 weeks) ended January 28, 2011.

“Dollar General had a great year in 2010,” said Rick Dreiling, chairman and chief executive officer. “While weather impacted our sales momentum in the second half of the fourth quarter, we effectively balanced our sales, delivering gross margin expansion, expense leverage and excellent financial results.

“Dollar General is a strong company with a tremendous foundation for continued growth,” Mr. Dreiling said. “Our track record of executing our key initiatives over the past three years gives me confidence that the Dollar General team can successfully execute our 2011 goals. We are off to a strong start in 2011. Even in a challenging macroeconomic environment, we expect to deliver strong financial performance in 2011, including top-line growth of 11 to 13 percent and same-store sales growth of 3 to 5 percent.”

Fiscal Fourth Quarter 2010 Highlights

Fourth quarter net sales increased 9.4 percent to $3.49 billion, including a same-store sales increase of 3.8 percent on top of a 7.4 percent same-store sales increase in the 2009 fourth quarter. Same-store customer traffic and average transaction amounts increased in both the 2010 and 2009 periods.

Operating profit, as a percentage of sales, improved 295 basis points to 11.7 percent in the 2010 fourth quarter. Adjusted operating profit increased 19 percent to $413 million, and as a percentage of sales, improved 95 basis points to 11.8 percent, driven by both the expansion of the Company’s gross profit rate and a reduction in selling, general and administrative (“SG&A”) expenses as a percentage of sales.

Fourth quarter gross profit, as a percentage of sales, increased by 23 basis points to 32.4 percent in 2010, another record fourth quarter gross profit rate. Inflationary pressures in the 2010 fourth quarter led to a LIFO charge of $4.6 million compared to a LIFO credit of $2.0 million in the 2009 fourth quarter, or a net $6.6 million (approximately 20 basis points) unfavorable impact on the change in gross profit. The gross profit rate was favorably impacted by lower inventory shrinkage and higher net markups on sales resulting from the Company’s category management efforts throughout the year and increased volumes which contributed to the ability to reduce purchase costs from vendors.

Selling, general and administrative expenses were $722 million, or 20.7 percent of sales, in the 2010 fourth quarter, including charges of $4.7 million relating to a secondary offering of the Company’s common stock. SG&A expenses in the 2009 fourth quarter were $746 million, or 23.4 percent of sales. Adjusted SG&A expenses, as a percentage of sales, of 20.6 percent in the 2010 fourth quarter, reflect a decrease of 72 basis points from adjusted SG&A expenses, as a percentage of sales, of 21.3 percent in the 2009 fourth quarter, primarily due to lower incentive compensation than in the 2009 period and decreases in repairs and maintenance expense, severance costs, outside consulting and advertising expense. In addition, other cost reduction and productivity initiatives and the impact of increased sales resulted in certain costs, including store labor, increasing at a rate lower than the 9.4 percent increase in sales.

Interest expense decreased by $13 million to $66 million in the 2010 fourth quarter due to lower outstanding borrowings.

The effective income tax rate in the 2010 fourth quarter was 35.0 percent, which was below the Company’s forecast. The fourth quarter 2010 income tax rate was lower than expected due to the effective resolution and release of an unrecognized tax benefit from a single state. This release, including related interest accruals and net of federal income tax, reduced the fourth quarter income tax expense by $6.8 million, or approximately $0.02 per diluted share.

Net income for the 2010 fourth quarter was $223 million, or diluted earnings per share (“EPS”) of $0.64, compared to net income of $87 million, or diluted EPS of $0.26, in the fourth quarter of fiscal 2009. Adjusted net income increased 30 percent to $226 million, or adjusted diluted EPS of $0.65, in the 2010 fourth quarter over adjusted net income in the 2009 fourth quarter of $173 million, or adjusted diluted EPS of $0.51. Fourth quarter 2010 adjusted EPS includes the $0.02 per diluted share benefit resulting from the effective resolution and release of the unrecognized tax benefit discussed above.

Full Year 2010 Financial Results

Full year 2010 net sales increased 10.5 percent to $13.04 billion compared to net sales of $11.80 billion in 2009. Same-store sales increased 4.9 percent in 2010 and 9.5 percent in 2009 with customer traffic and average transaction amounts contributing to the sales increases in both years.

Full year operating profit increased by 34 percent to $1.27 billion, or 9.8 percent of sales, in 2010 compared to $953 million, or 8.1 percent of sales, in 2009. Adjusted operating profit increased 27 percent to $1.29 billion, or 9.9 percent of sales, in 2010 compared to 8.7 percent of sales in 2009, a 127 basis point improvement, reflecting strong and balanced improvement in both gross profit and SG&A expenses, as a percentage of sales.

The Company’s gross profit rate increased 76 basis points to 32.0 percent of sales in 2010 from 31.3 percent of sales in 2009. The increase in the gross profit rate was primarily due to higher net markups resulting from the Company’s continued category management efforts and increased volumes which have contributed to the ability to reduce purchase costs from vendors, partially offset by higher markdowns. Inflationary pressures, which accelerated in the 2010 fourth quarter, resulted in a LIFO charge of $5.3 million, decreasing gross profit in 2010, compared to a LIFO credit of $2.5 million, increasing gross profit in 2009, or a net $7.8 million unfavorable impact on the change in gross profit.

Full year SG&A expenses in 2010 were $2.90 billion, or 22.3 percent of sales, compared to full year 2009 SG&A expenses of $2.74 billion, or 23.2 percent of sales. Adjusted SG&A expenses, as a percentage of sales, for 2010 were 22.1 percent compared to 22.6 percent in 2009, a reduction of 50 basis points. Decreases in incentive compensation, healthcare expense, consulting fees and severance contributed to the overall decrease in SG&A as a percentage of sales for the year. In addition, the impact of increased sales and other cost reduction and productivity initiatives resulted in certain costs increasing at a rate lower than the 10.5 percent increase in sales, including lower waste management costs reflecting our recycling efforts. Debit card processing fees increased at a higher rate than the increase in sales, primarily as the result of increased usage.

Interest expense in 2010 was $274 million, a decrease of $72 million from 2009, primarily due to lower average outstanding borrowings, resulting from the early repurchase of outstanding long-term obligations.

The effective income tax rate for 2010 was 36.3 percent compared to a rate of 38.5 percent for 2009. The 2010 income tax expense reflects the fourth quarter effective resolution and release of an unrecognized tax benefit from a single state. This release, including related interest accruals and net of federal income tax, reduced the Company’s income tax expense by $6.8 million, or approximately $0.02 per diluted share.

The Company reported net income of $628 million, or diluted EPS of $1.82, for fiscal year 2010 compared to net income of $339 million, or diluted EPS of $1.04, for fiscal year 2009. Adjusted net income increased 53 percent to $649 million, or $1.88 per diluted share, in fiscal 2010, compared to $425 million, or $1.31 per share, in 2009. 2010 adjusted diluted EPS includes the $0.02 per diluted share benefit resulting from the effective resolution and release of the unrecognized tax benefit discussed above.

Merchandise Inventories

As of January 28, 2011, total merchandise inventories, at cost, were $1.77 billion compared to $1.52 billion as of January 29, 2010, an increase of 9 percent on a per-store basis. Annual inventory turns were 5.2 times in 2010.

Long-Term Obligations

As of January 28, 2011, outstanding long-term obligations, including the current portion, were $3.29 billion, a decrease of $115 million from the end of fiscal 2009, resulting from open market purchases in May and September of the Company’s senior notes due 2015. The 2010 repurchases resulted in pretax losses totaling $15 million reflected in other (income) expense in the consolidated statements of operations.

Capital Expenditures

Total additions to property and equipment in 2010 were $420 million, including: $156 million for improvements, upgrades, remodels and relocations of existing stores; $100 million for new leased stores; $91 million for stores purchased or built by the Company; $45 million for distribution and transportation-related capital expenditures; and $22 million for information systems upgrades and technology-related projects. During 2010 we opened 600 new stores and remodeled or relocated 504 stores.

2011 Financial Outlook

The Company remains committed to its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs and strengthening and expanding Dollar General's culture of serving others.

For the 53-week fiscal year ending February 3, 2012 (“fiscal 2011”), the Company expects total sales to increase 11 to 13 percent, including sales in the 53rd week which are expected to be approximately 200 basis points of the total increase. Same-store sales, based on a comparable 52-week period are expected to increase 3 to 5 percent. Operating profit for the 2011 53-week period is expected to increase 14 to 16 percent over the 2010 52-week adjusted operating profit, driven by sales, gross profit rate improvements related to increased penetration of the Company’s private brands, development of additional direct sourcing opportunities, additional shrink improvement and distribution and transportation efficiencies, and further transformation of the Company’s seasonal, home and apparel categories, in addition to improved expense management.

The Company expects full year interest expense to be in the range of $220 million to $230 million. The Company intends to redeem some or all of its senior notes at the first scheduled call date in July 2011 or later or to retire some of the notes through open market repurchases, likely to result in pretax losses in excess of $40 million. If the Company does not redeem the notes, interest expense will likely exceed the guidance, and the losses will not occur.

Diluted EPS for the 53-week fiscal year, adjusted to exclude any losses and the related income tax effect resulting from redemption of the senior notes, is expected to be approximately $2.20 to $2.30, based on 346 million weighted average diluted shares. The full year 2011 effective tax rate is expected to be approximately 38 percent. The 53rd week is expected to contribute approximately $0.06 per diluted share.

The Company plans to open approximately 625 new stores and to remodel or relocate a total of approximately 550 stores in 2011. Capital expenditures are expected to be in the range of $550 million to $600 million. Approximately 55 percent of capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 25 percent is for special projects including approximately $90 million for a new distribution center in Bessemer, Alabama; the remaining 20 percent is for maintenance capital.

Conference Call Information

The Company will hold a conference call on Tuesday, March 22, 2011, at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” A live web cast of the call will be available at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available until Tuesday, April 5, 2011, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 41921223.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted SG&A expenses, adjusted operating profit, adjusted net income, adjusted diluted EPS, EBITDA, and adjusted EBITDA. Reconciliations of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to operating profit, net income, diluted earnings per share and SG&A expenses, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. In summary, adjusted SG&A expenses and adjusted operating profit in the 2010 fourth quarter and 2010 full year exclude pretax charges totaling $4.7 million and $19.7 million, respectively, relating to administrative expenses and the acceleration of equity appreciation rights in connection with secondary offerings of the Company’s common stock by certain shareholders (the “Secondary offerings”). In the 2009 fourth quarter and full year, adjusted SG&A expenses and adjusted operating profit exclude pretax charges of $58.8 million to terminate a sponsor advisory agreement and $9.4 million resulting from the acceleration of certain equity-based compensation in connection with the Company’s initial public offering of its common stock (“IPO”). In addition to the non-GAAP adjustments to SG&A expenses and operating profit discussed herein and the related income tax effect of these adjustments, adjusted net income and adjusted diluted EPS exclude losses of $14.6 million ($8.8 million, net of income taxes) for the full year 2010 and $55.3 million ($33.8 million, net of income taxes) for the fourth quarter and full year 2009 resulting from repurchases of long-term obligations.

The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “2011 Financial Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing materially from such forward-looking information include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, resin, wheat , corn, sugar and coffee);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing a new distribution center;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 9,372 stores in 35 states as of January 28, 2011, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	January 28,	January 29,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$497,446	$222,076
Merchandise inventories	1,765,433	1,519,578
Income taxes receivable	-	7,543
Prepaid expenses and other current assets	104,946	96,252
Total current assets	2,367,825	1,845,449
Net property and equipment	1,524,575	1,328,386
Goodwill	4,338,589	4,338,589
Intangible assets, net	1,256,922	1,284,283
Other assets, net	58,311	66,812
Total assets	$9,546,222	$8,863,519

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$1,157	$3,671
Accounts payable	953,641	830,953
Accrued expenses and other	347,741	342,290
Income taxes payable	25,980	4,525
Deferred income taxes payable	36,854	25,061
Total current liabilities	1,365,373	1,206,500
Long-term obligations	3,287,070	3,399,715
Deferred income taxes payable	598,565	546,172
Other liabilities	231,582	302,348
Total liabilities	5,482,590	5,454,735

Commitments and contingencies

Redeemable common stock	9,153	18,486

Shareholders' equity:
Preferred stock	-	-
Common stock	298,819	298,013
Additional paid-in capital	2,945,024	2,923,377
Retained earnings	830,932	203,075
Accumulated other comprehensive loss	(20,296)	(34,167)
Total shareholders' equity	4,054,479	3,390,298
Total liabilities and shareholders' equity	$9,546,222	$8,863,519

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	For the Quarter (13 Weeks) Ended
	January 28,	% of Net	January 29,	% of Net
	2011	Sales	2010	Sales
Net sales	$3,486,104	100.00%	$3,185,785	100.00%
Cost of goods sold	2,355,951	67.58%	2,160,396	67.81%
Gross profit	1,130,153	32.42%	1,025,389	32.19%
Selling, general and administrative expenses	721,902	20.71%	746,456	23.43%
Operating profit	408,251	11.71%	278,933	8.76%
Interest income	(92)	0.00%	(9)	0.00%
Interest expense	65,629	1.88%	78,952	2.48%
Other (income) expense	118	0.00%	55,757	1.75%
Income before income taxes	342,596	9.83%	144,233	4.53%
Income tax expense	120,050	3.44%	57,036	1.79%
Net income	$222,546	6.38%	$87,197	2.74%

Earnings per share:
Basic	$0.65		$0.26
Diluted	$0.64		$0.26
Weighted average shares:
Basic	341,305		337,355
Diluted	345,317		340,983

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	For the Year (52 Weeks) Ended
	January 28,	% of Net	January 29,	% of Net
	2011	Sales	2010	Sales
Net sales	$13,035,000	100.00%	$11,796,380	100.00%
Cost of goods sold	8,858,444	67.96%	8,106,509	68.72%
Gross profit	4,176,556	32.04%	3,689,871	31.28%
Selling, general and administrative expenses	2,902,491	22.27%	2,736,613	23.20%
Operating profit	1,274,065	9.77%	953,258	8.08%
Interest income	(220)	0.00%	(144)	0.00%
Interest expense	274,212	2.10%	345,744	2.93%
Other (income) expense	15,101	0.12%	55,542	0.47%
Income before income taxes	984,972	7.56%	552,116	4.68%
Income tax expense	357,115	2.74%	212,674	1.80%
Net income	$627,857	4.82%	$339,442	2.88%

Earnings per share:
Basic	$1.84		$1.05
Diluted	$1.82		$1.04
Weighted average shares:
Basic	341,047		322,778
Diluted	344,800		324,836

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Year (52 Weeks) Ended
	January 28,	January 29,
	2011	2010
Cash flows from operating activities:
Net income	$627,857	$339,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	254,927	256,771
Deferred income taxes	50,985	14,860
Tax benefit of stock options	(13,905)	(5,390)
Loss on debt retirement	14,576	55,265
Non-cash share-based compensation	15,956	17,295
Non-cash inventory adjustments and asset impairments	7,607	647
Other non-cash gains and losses	5,942	7,920
Change in operating assets and liabilities:
Merchandise inventories	(251,809)	(100,248)
Prepaid expenses and other current assets	(10,157)	(7,298)
Accounts payable	123,424	106,049
Accrued expenses and other liabilities	(42,428)	(12,643)
Income taxes	42,903	1,153
Other	(1,194)	(1,000)
Net cash provided by operating activities	824,684	672,823

Cash flows from investing activities:
Purchases of property and equipment	(420,395)	(250,747)
Sale and insurance proceeds related to property and equipment	1,448	2,701
Net cash used in investing activities	(418,947)	(248,046)

Cash flows from financing activities:
Issuance of common stock	631	443,753
Issuance of long-term obligations	-	1,080
Repayments of long-term obligations	(131,180)	(785,260)
Payment of cash dividends and related amounts	-	(239,731)
Repurchases of common stock and settlement of equity awards, net of employee taxes paid	(13,723)	(5,928)
Tax benefit of stock options	13,905	5,390
Net cash used in financing activities	(130,367)	(580,696)

Net increase (decrease) in cash and cash equivalents	275,370	(155,919)
Cash and cash equivalents, beginning of period	222,076	377,995
Cash and cash equivalents, end of period	$497,446	$222,076

Supplemental cash flow information:
Cash paid for:
Interest	$244,752	$328,433
Income taxes	$314,123	$187,983

Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$29,658	$30,393
Purchases of property and equipment under capital lease obligations	$-	$50

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	January 28, 2011	January 29, 2010	% Change
Consumables	$2,424,578	$2,169,872	11.7%
Seasonal	585,137	561,696	4.2%
Home products	247,286	232,897	6.2%
Apparel	229,103	221,320	3.5%
Net sales	$3,486,104	$3,185,785	9.4%

	For the Year (52 Weeks) Ended
	January 28, 2011	January 29, 2010	% Change
Consumables	$9,332,119	$8,356,381	11.7%
Seasonal	1,887,917	1,711,471	10.3%
Home products	917,638	869,772	5.5%
Apparel	897,326	858,756	4.5%
Net sales	$13,035,000	$11,796,380	10.5%

New Store Activity

		For the Year (52 Weeks) Ended
		January 28, 2011	January 29, 2010

Beginning store count		8,828	8,362
New store openings		600	500
Store closings		(56)	(34)
Net new stores		544	466
Ending store count		9,372	8,828
Total selling square footage (000's)		67,094	62,494

Annual square footage growth		7.4%	6.3%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	January 28,	% of Net	January 29,	% of Net	Increase (decrease)
	2011	Sales	2010	Sales	$	%

Net sales	$3,486.1		$3,185.8		$300.3	9.4%

Selling, general and administrative ("SG&A")	$721.9	20.71%	$746.5	23.43%	$(24.6)	-3.3%
Secondary offering expenses	(0.4)		-
Sponsor advisory fee termination	-		(58.8)
Acceleration of equity-based compensation	(4.3)		(9.4)
Adjusted SG&A	$717.2	20.57%	$678.3	21.29%	$38.9	5.7%

Operating profit	$408.3	11.71%	$278.9	8.76%	$129.4	46.4%
Secondary offering expenses	0.4		-
Sponsor advisory fee termination	-		58.8
Acceleration of equity-based compensation	4.3		9.4
Adjusted operating profit	$413.0	11.85%	$347.1	10.90%	$65.9	19.0%

Net income	$222.5	6.38%	$87.2	2.74%	$135.3	155.2%
Secondary offering expenses	0.4		-
Sponsor advisory fee termination	-		58.8
Acceleration of equity-based compensation	4.3		9.4
Repurchase of long-term obligations	-		55.3
Total adjustments	4.7		123.5
Income tax effect of adjustments	(1.7)		(37.8)
Net adjustments	3.0	0.09%	85.7	2.69%
Adjusted net income	$225.5	6.47%	$172.9	5.43%	$52.6	30.4%

Diluted earnings per share:
As reported	$0.64		$0.26
Adjusted	$0.65		$0.51

Weighted average diluted shares	345.3		341.0

	For the Year (52 Weeks) Ended
	January 28,	% of Net	January 29,	% of Net	Increase
	2011	Sales	2010	Sales	$	%

Net sales	$13,035.0		$11,796.4		$1,238.6	10.5%

Selling, general and administrative ("SG&A")	$2,902.5	22.27%	$2,736.6	23.20%	$165.9	6.1%
Secondary offering expenses	(1.1)		-
Sponsor advisory fee termination	-		(58.8)
Acceleration of equity-based compensation	(18.6)		(9.4)
Adjusted SG&A	$2,882.8	22.12%	$2,668.4	22.62%	$214.4	8.0%

Operating profit	$1,274.1	9.77%	$953.3	8.08%	$320.8	33.7%
Secondary offering expenses	1.1		-
Sponsor advisory fee termination	-		58.8
Acceleration of equity-based compensation	18.6		9.4
Adjusted operating profit	$1,293.8	9.93%	$1,021.5	8.66%	$272.3	26.7%

Net income	$627.9	4.82%	$339.4	2.88%	$288.5	85.0%
Secondary offering expenses	1.1		-
Sponsor advisory fee termination	-		58.8
Acceleration of equity-based compensation	18.6		9.4
Repurchase of long-term obligations	14.6		55.3
Total adjustments	34.3		123.5
Income tax effect of adjustments	(13.0)		(37.8)
Net adjustments	21.3	0.16%	85.7	0.73%
Adjusted net income	$649.2	4.98%	$425.1	3.60%	$224.1	52.7%

Diluted earnings per share:
As reported	$1.82		$1.04
Adjusted	$1.88		$1.31

Weighted average diluted shares	344.8		324.8

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the Year
	(13 Weeks) Ended		(52 Weeks) Ended
	January 28,	January 29,	January 28,	January 29,
(In millions)	2011	2010	2011	2010

Net income	$222.6	$87.2	$627.9	$339.4
Add (subtract):
Interest income	(0.1)	-	(0.2)	(0.1)
Interest expense	65.6	78.9	274.1	345.6
Depreciation and amortization	62.0	59.3	242.3	241.7
Income taxes	120.0	57.0	357.1	212.7
EBITDA	470.1	282.4	1,501.2	1,139.3

Adjustments:
Loss on debt retirement, net	-	55.3	14.6	55.3
Loss on hedging instruments	0.1	1.5	0.4	0.5
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	(0.7)	-	(7.3)
Advisory and consulting fees to affiliates	-	59.1	0.1	63.5
Non-cash expense for share-based awards	3.2	9.3	16.0	18.7
Indirect merger-related costs	0.3	4.9	1.3	10.6
Other non-cash charges (including LIFO)	4.9	(2.2)	11.5	6.6
Total Adjustments	8.5	127.2	43.9	147.9
Adjusted EBITDA	$478.6	$409.6	$1,545.1	$1,287.2

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	January 28,	January 29,
	2011	2010
Senior secured debt	$1,984.4	$1,986.3
Less: cash	497.4	222.1
Senior secured debt, net of cash	$1,487.0	$1,764.2
Adjusted EBITDA	$1,545.1	$1,287.2
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.0x	1.4x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	January 28,	January 29,
	2011	2010
Total long-term obligations	$3,288.2	$3,403.4
Adjusted EBITDA	$1,545.1	$1,287.2
Ratio of long-term obligations to Adjusted EBITDA	2.1x	2.6x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	January 28,	January 29,
	2011	2010
Total long-term obligations	$3,288.2	$3,403.4
Less: cash	497.4	222.1
Total long-term obligations, net of cash	$2,790.8	$3,181.3
Adjusted EBITDA	$1,545.1	$1,287.2
Ratio of long-term obligations, net of cash to Adjusted EBITDA	1.8x	2.5x

CONTACT:
Dollar General Corporation
Investors:
Mary Winn Gordon, 615-855-5536
Emma Jo Kauffman, 615-855-5525
or
Media:
Tawn Earnest, 615-855-5209